 Exhibit 10.32

                              EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the "Agreement") dated as of March 29, 2010
 (the "Date of this Agreement"), is made by and between DigitalPost Interactive, Inc., a
Nevada corporation (the "Employer"), and Steven Dong (the "Executive").

      WHEREAS, the Employer wishes to employ the Executive on the terms set forth below.

      WHEREAS, Executive wishes to accept such employment.

      Accordingly, the parties hereto agree as follows:

      1.    Term. The Employer hereby employs the Executive, and the Executive hereby accepts such employment, for an initial term commencing as of the Date of this Agreement and ending on the second anniversary of such date, unless sooner terminated in accordance with the provisions of Section 4 or Section 5; with such employment to continue thereafter for successive one-year periods in accordance with the terms of this Agreement on each anniversary of the Date of this Agreement (subject to termination as aforesaid) unless either party notifies the other party in writing not less than thirty (30) days before expiration of the initial term and each annual renewal thereof (the period during which the Executive is employed hereunder being hereinafter referred to as the "Term") of an intent not to renew this Agreement.  To the extent Employer does not obtain a minimum of $1,500,000 in financing within 180 days of the Date of this Agreement (“Floor Amount”), this agreement shall terminate on such 180th day, except for Section 3.3 which shall remain valid pursuant to the terms of this Agreement.
 If financing of at least $1,500,000 is obtained by the Company within the 180 days of the
Date of this Agreement, then this Agreement shall remain valid and in full force.

      2.    Duties. During the Term, the Executive shall be employed by the
Employer as its Chief Financial Officer (“CFO”), and as such, the Executive shall faithfully perform for the Employer the duties and have the powers customary for such position, including general financial oversight of the Employer's operations and preservation of the Company's assets. During the Term, the
Executive shall be required to report to the CEO of the Employer. The Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder, and shall work primarily at the Employer's main business offices.

      3.    Compensation.

            3.1   Salary. The Employer shall pay the Executive during the Term a salary at the rate of One Hundred Ninety Five Thousand Dollars ($195,000) per annum
(the "Annual Salary"), in accordance with the customary payroll practices of the Employer applicable to senior executives, provided the payments are no less frequent than monthly
(or, if there is no such policy, payments shall be semi-monthly). The Annual Salary shall be annually reviewed by the Employer for possible increases. The Annual Salary shall be subject to possible further increase from time to time in the discretion of the CEO or such committee of the Board as they shall designate for such purpose from time to time. Any increased Annual Salary shall thereupon be the "Annual Salary" for the purposes hereof.
The Executive's Annual Salary shall not be decreased without his prior written consent at any time during the Term.

            3.2   Incentive Compensation. During the Employment Term, the Executive shall be eligible to receive, in addition to his Annual Salary, an annual bonus (the "Bonus") of up to 35% of the Annual Salary.
The amount of such Bonus and any performance standards or goals required to be attained in order to receive such Bonus shall be set by the CEO or such committee of the Board as they shall designate for such purpose from time to time based on, but not limited to, any of the following criteria: (i)amount of capital raised for the
Employer; (ii) positioning of the Employer for a secondary public offering of the Employer's common stock;
(iii) valuation attained for the Employer, as measured by arm's length investment transactions or market capitalization; (iv) periodic revenues as measured by total transaction dollars; and (v) entering into key strategic relationships. The Bonus shall be declared on or before the thirtieth day following each quarterly period, and paid not later than the last business day of the quarter following the quarter for which the Bonus is being paid. Paid bonus as defined in this section 3.2 only is subject to final approval of the board of directors.

           3.3   Stock Options. The Company grants to Executive, as incentive to enter this agreement, an option to purchase three million (3,000,000) shares (the "Options") at an exercise price of $0.05 per share.  This grant is in addition to the all previous options granted to Executive.  The Options may be intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended. Such options shall have an exercise price per share as stated in the stock option agreement, which is equal to or exceeds the agreed fair market value of shares of Employer's stock as of the date of the stock option agreement. Such Options shall vest according to the stock option agreements. The vesting period shall be subject to possible acceleration in the discretion of the CEO or such committee of the Board as they shall designate for such purpose from time to time. Such options shall become fully vested immediately upon (i) a Change of Control, defined below, of the Employer, or (ii) a termination of the executive by Employer without Cause (defined in Section 5.1(a) below, or a termination due to resignation by Executive for Good Reason (defined in Section 5.2(a) below), if the same occurs within 120 days prior to the execution and delivery of an acquisition, merger, consolidation or other agreement which results in a Change of Control. For purposes of this
Agreement "Change of Control" shall be deemed to have occurred if, as a result of a tender offer, other acquisition, merger, consolidation or sale or transfer of assets, any person(s) (as used in Sections 13(d) or 14(d) of the Securities Exchange
Act of 1934 ("SEA")) becomes the beneficial owner (as defined in Rule 13(d)-3 of the SEA) of a total of fifty percent (50%)
or more of either the outstanding shares of Employer's stock or Employer's assets; provided, however, that a change of control shall not be deemed to have occurred if a person who beneficially owned 50% or more of the Employer's stock as of the effective date of this Agreement continued to do so during the term of this Agreement. The terms of this Section 3.3 shall be included in the applicable stock option agreement between Employer and Executive relating to the issuance of the Options.  The Options granted under t his agreement, any previous options granted to Executive prior to this agreement and any other convertible securities or warrants previously issued to Executive shall be changed whereby the exercise price or conversion price shall become the same price per share equal to any lower priced subsequent financing made after the date of this agreement.  For example, if at a later date after this agreement the Company issues common stock for $0.025 per share, then the exercise price of the Options shall be changed from $0.05 per share to $0.025 per share with all other terms of the Options remaining the same, except for the lowering of the exercise price.

            3.4   Benefits. Except otherwise provided herein, the Executive
shall be entitled to participate in any group life, medical or disability insurance plans, health programs, retirement plans, fringe benefit programs and similar benefits that may be available to other senior executives of the
Employer generally, on the same terms as such other executives, to the extent that the Executive is eligible under the terms of such plans or programs as they may be in effect from time to time. Employer will provide coverage for the
Executive under the Employer's health benefits plan and will pay 100% of the cost of spouse or dependent coverage. Coverage under the health benefits plan will be in effect commencing with the first month following ninety (90) days of employment.

3.5   Expenses. The Employer shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive's services under this Agreement, provided that the
Executive submits proof of such expenses, with the properly completed forms as prescribed from time to time by the Employer, no later than 30 days after the end of the monthly period in which such expenses have been so incurred. In addition, the Employer will pay the Executive's reasonable basic relocation expenses, if any, which shall consist of airfare, moving company expenses and hotel stays during the transition period, such expenses to be approved in advance, in writing, by the Company.

              3.6   Executive is a currently licensed Certified Public Accountant (CPA) in good standing with the California State
Board of Accountancy and American Institute of CPAs.  Employer shall also indirectly benefit from Executive having such
 CPA designation, as such, Employer agrees to reimburse Executive for all costs of keeping current Executives CPA license.
 Such reimbursed costs shall not exceed $2,500 and be used for licensing fees, professional memberships and continuing professional education (CPE) courses or seminars, which Employer shall allow Executive to attend such CPE courses or seminars from time to time during the term of this Agreement.

3.7 Paid Time Off.  Executive is eligible for paid vacations, personal holidays, and sick leave.  The Employee handbook describes Employers current policies regarding these benefits.  As a member of Employers  executive management team, Executive will be eligible to accrue up to five (5) weeks annual paid vacation in addition to those paid holidays recognized in Employers policies.

3.8 Unpaid Time Off.  As additional benefit to Executive, in addition to the paid time off in Section 3.10, Employer shall allow Executive up to two (2) additional weeks of

unpaid vacation annually.  It is Executives sole discretion to take or not take unpaid time off.  Scheduling of such unpaid time off shall be approved by the CEO.

3.9 Car Allowance. The Executive shall be paid eight hundred ($800) and one hundred ($150) per month as an automobile and cell phone allowance, respectively, which serves as additional incentive to sign this Agreement a nd hold the office designated herein.  Payment of the monthly $800 and $150 car and cell phone allowance, respectively, shall begin the same month this agreement is signed.

      4.    Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Employer to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive becomes disabled for purposes of the long-term disability plan of the Employer for which the Executive is eligible, or, in the event that there is no such plan, if the Executive by virtue of ill health or other disability is unable to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive
12-month period, then the Employer shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, (i)
the Executive (or the Executive's estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), including, but not limited to a pro-rata Bonus for the year of termination (which in no event shall be less than a similar pro-rata portion of the Executive's bonus for the preceding year) to be paid at such time as Bonuses are ordinarily paid; (ii) in the case of termination due to disability, the Executive shall be entitled to receive his Annual Salary for the lesser of six (6) months following such termination, or the period until long term disability insurance benefits commence under disability coverage furnished by the Employer to the Executive; and (iii) the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as otherwise provided in the plans and policies of the Employer.

      5.    Certain Terminations of Employment.

            5.1   Termination for Cause; Termination of Employment by the
Executive without Good Reason.

            (a)   For purposes of this Agreement, "Cause" shall mean the
                  Executive's:

                  (i)   conviction of (or pleading nolo contendere to) a felony
      involving the crime of theft or a related or similar act of unlawful taking, or a felony involving the federal or California securities or pension laws, or any felony , which results in material economic harm to the Employer;

                  (ii)  engagement in the performance of his duties hereunder or otherwise to the material and demonstrable detriment of the Employer, in willful misconduct, willful or gross neglect, fraud, misappropriation or embezzlement;

                  (iii) After notice from the Board of Directors, and, if
      requested by Executive, the opportunity to be heard by the Board of
      Directors, the failure to adhere to the lawful and reasonable directions of the Board that are consistent with the terms of this Agreement, or the failure to devote substantially all of the business time and effort to the
      Employer (except for any activities expressly authorized by the Employer);

                  (iv)  material breach of any of the provisions of Section 6, other than inadvertent breaches; or

                  (v)   breach in any material respect of the terms and
      provisions of this Agreement and failure to cure such breach within thirty
      (30) days following written notice from the Employer specifying such breach; provided however, if Executive delivers written notice to Employer during the 30 day cure period requesting to be heard at a meeting of the
      Board of Directors, his termination under this Section 5.2(a)(v) shall not be effective until such Board of Directors meeting at which Executive had an opportunity to be heard.

provided that Cause shall not exist except on written notice given to the
Executive at any time not more than 60 days following the occurrence of any of the events described above (or, if later, the Employer's knowledge thereof), which events in any case must have occurred after the effective date of this
Agreement.

            (b)   The Employer may terminate the Executive's employment
hereunder for Cause, and the Executive may terminate his employment for any or no reason on at least 30 days' and not more than 60 days' written notice given to the Employer. If the Employer terminates the Executive for Cause, or the
Executive terminates his employment and the termination by the Executive is not covered by Section 4 or 5.2, (i) the Executive shall receive Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); and (ii) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder, except as otherwise provided in the plans and policies of the Employer.

            5.2   Termination by the Employer without Cause; or by the Executive for Good Reason.

            (a)   For purposes of this Agreement, "Good Reason" shall mean,
unless otherwise consented to in writing by the Executive;

                  (i)   a reduction in Annual Salary or in benefits of the
      Executive, or the failure of the Employer timely to make any Annual Salary payment due to the Executive, provided that such deferral or failure to pay continues  unremedied for  more than thirty (30) days;

                  (ii)  any action by the Employer that results in a material  diminution in the Executive's position, authority, duties or responsibilities; provided that the appointment to the office of Chief  Financial Officer of another person approved by the Executive shall be deemed not to be a material diminution in the Executive's position,  authority, duties or responsibilities;

                  (iii) a material breach of any provision of this Agreement by the Employer or;

                  (iv)  a failure of the Employer to have a successor entity specifically assume this Agreement.

Notwithstanding the foregoing, (i) Good Reason shall not be deemed to exist unless notice of termination on account thereof (specifying a termination date no later than 30 days from the date of such notice) is given no later than 60 days after the time at which the event or condition purportedly giving rise to
Good Reason first occurs or arises (or when the Executive first becomes aware of such circumstances); and (ii) if there exists (without regard to this clause
(ii)) an event or condition that constitutes Good Reason, the Employer shall have 30 days from the date notice of such a termination is given to cure such event or condition and, if the Employer does so fully cure such event or condition, such event or condition shall not constitute Good Reason hereunder.

            (b)   The Employer may terminate the Executive's employment at any time for any reason or no reason and the Executive may terminate the Executive's employment with the Employer for Good Reason. A notice of non-renewal shall constitute a termination of employment by the Employer without Cause.

            (c)   If the Employer terminates the Executive's employment and the termination is not covered by Section 4 or 5.1, or the Executive terminates his employment for Good Reason, the Executive shall receive:

                  (i)   Annual Salary and other benefits earned and accrued
      under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment);

                 (ii)  the greater of (A) the Annual Salary for the unexpired

      Term of this Agreement, payable in payments with standard payroll periods, or (B) one (1) times the Annual Salary payable in payments with standard payroll periods;

                  (iii) not applicabe;

                  (iv)  reimbursement for COBRA payments equal to employee's regular monthly contributions toward the Executive's health insurance benefits for the twelve (12) month period following the termination date if the Executive elects COBRA benefits, and;

                  (v)   the right to exercise any or all vested stock options
      for a period of twenty (24) months after the effective date of termination of Executive's employment; provided however, (A) in the event the termination occurs within 120 days of the execution of a Change of Control agreement as provided in Section 3.3 above, vesting of all options shall be accelerated as provided in Section 3.3 above, and (B) in the event the termination occurs at a time not within such 120 day period, for purposes of this provision, all unvested options that would have vested had this
      Agreement remained in force through the end of the initial Term, shall be fully vested immediately prior to the termination under this Section
      5.2(c); The provisions of this subparagraph (v) shall be included in any stock option agreement between the Employer and the Executive.

(vi)   all incentive pay amounts as above without any limitations or any conditions.

      In order to be eligible to receive the benefits specified under sections
5.2(c)(ii) - (iv), the Executive must execute a general release of claims in a form acceptable to the Employer, which shall not apply to the Employer's obligations described above in this Section 5.2(c).

      6.    Invention, Non-Disclosure and Non-Competition.

            6.1   Inventions and Patents.

            (a)   The Executive will promptly and fully disclose to the Employer any and all inventions, discoveries, improvements, ideas, developments, designs, products, formulas, software programs, processes, techniques, technology, know-how, negative know-how, data, research, technical data and original works of authorship (whether or not patentable or registrable under patent, copyright or similar statutes and including all rights to obtain, register, perfect and enforce those proprietary interests) that are related to or useful in the
Employer's present or future business or result from use of property owned, leased, or contracted for by the Employer and which the Executive develops, makes, conceives or reduces to practice during the Executive's employment by the
Employer, either solely or jointly with others (collectively, the

"Developments"). All such Developments shall be the sole property of the
Employer, and the Executive hereby assigns to the Employer, without further compensation, all of the Executive's right, title and interest in and to such
Developments and any and all related patents, patent applications, copyrights, copyright applications, trademarks, service marks and trade names in the United
States and elsewhere.

            (b)   The Executive shall disclose promptly to an officer or to
attorneys of the Employer in writing any inventions, discoveries, improvements, ideas, developments, designs, products, formulas, software programs, processes, techniques, technology, know-how, negative know-how, data, research, technical data and original works of authorship, whether or not patentable or registrable under patent, copyright or similar statutes, the Executive may conceive, make, develop or work on, in whole or in part, solely or jointly with others during the Executive's employment, for the purpose of permitting the Employer to determine whether they constitute Developments. The Employer shall receive such disclosures in confidence.

            (c)   The Executive will keep and maintain adequate and current
written records of all Developments (in the form of notes, sketches, drawings and as may be specified by the Employer), which records shall be available to and remain the sole property of the Employer at all times.

            (d)   The Executive will assist the Employer in obtaining and
enforcing patent, copyright, trademark, service marks and other forms of legal protection for the Developments in any country. Upon request, the Executive will sign all applications, assignments, instruments and papers and perform all acts necessary or desired by the Employer to assign all such Developments fully and completely to the Employer and to enable the Employer, its successors, assigns and nominees, to secure and enjoy the full and exclusive benefits and advantages thereof.

            (e)   The Executive understands that the Executive's obligations under this section will continue after the termination of the Executive's employment with the Employer and that during the Executive's employment the
Executive will perform such obligations without further compensation, except for reimbursement of expenses incurred at the request of the Employer. The Executive further understands that if the Executive is not employed by the Employer as an employee at the time the Executive is requested to perform any obligations under this section, the Executive shall receive for such performance a reasonable per diem fee, as well as reimbursement of any expenses incurred at the request of the Employer.

            (f)   Any provision in this Agreement requiring the Executive to assign the Executive's rights in all Developments shall not apply to an invention that qualifies fully under the provisions of California Labor Code section 2870, the terms of which are set forth below:

                  (i)   Any provision in an employment agreement which provides
      that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

                        (1)   Relate at the time of conception or reduction to
      practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

                        (2)   Result from any work performed by the employee for
      the employer.

            (ii)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (i), the provision is against the public policy of this state and is unenforceable.

            6.2   Proprietary Information.

            (a)   The Executive recognizes that the Executive's relationship with the Employer is one of high trust and confidence by reason of the
Executive's access to and contact with the trade secrets and confidential and proprietary information of the Employer including, without limitation, information not previously disclosed to the public regarding current and projected revenues, expenses, costs, profit margins and any other financial and budgeting information; marketing and distribution plans and practices; business plans, opportunities, projects and any other business and corporate strategies;
product information; names, addresses, terms of contracts and other arrangements with customers, suppliers, agents and employees of the Employer; confidential and sensitive information regarding other employees, including information with respect to their job descriptions, performance strengths and weaknesses, and compensation; and other information not generally known regarding the business, affairs and plans of the Employer (collectively, the "Proprietary Information").
The Executive acknowledges and agrees that Proprietary Information is the exclusive property of the Employer and that the Executive shall not at any time, either during the Executive's employment with the Employer or thereafter disclose to others, or directly or indirectly use for the Executive's own benefit or the benefit of others, any of the Proprietary Information.

            (b)   The Executive acknowledges that the unauthorized use or
disclosure of Proprietary Information would be detrimental to the Employer and would reasonably be anticipated to materially impair the Employer's value.

            (c)   The Executive's undertakings and obligations under this
Section 6.2 will not apply, however, to any Proprietary Information which: (a)
is or becomes generally known to the public through no action on the Executive's part, (b) is generally disclosed to third parties by the Employer without restriction on such third parties, (c) is approved for release by written authorization of the Board, (d) is known to the Executive other than as a result of work performed for the Employer, or (e) is required to be disclosed by law or governmental or court process or order.

            (d)   Upon termination of the Executive's employment with the
Employer or at any other time upon request, the Executive will promptly deliver to the Employer all notes, memoranda, notebooks, drawings, records, reports, written computer code, files and other documents (and all copies or reproductions of such materials) in the Executive's possession or under the
Executive's control, whether prepared by the Executive or others, which contain
Proprietary Information. The Executive acknowledges that this material is the sole property of the Employer.

            6.3   Covenant Not to Compete.

            (a)   During the time that this Agreement is in effect, the
Executive shall not directly or indirectly:

                  (i)   own, engage in, conduct, manage, operate, participate  in, be employed by, be connected in any manner whatsoever with, or render  services or advice to (whether for compensation or without compensation), any other person or  business entity which, in the sole judgment of the Employer, directly or  indirectly competes with the Business of the Employer (as hereinafter defined); or

                  (ii)  recruit or otherwise solicit or induce any employee of the Employer to terminate his or her employment with, or otherwise cease his or her relationship with, the Employer in order to join any person or entity which, in the sole judgment of the Employer, competes with the
      Business of the Employer.

            (b)   For a period of 12 months after the expiration or termination of this Agreement, the Executive shall not directly or indirectly recruit or otherwise solicit or induce any employee of the Employer to terminate his or her employment with, or otherwise cease his or her relationship with, the Employer in order to join any person or entity which, in the sole judgment of the
Employer, competes with the business of the employer as engaged in at the expiration or termination of this Agreement.

            (c)   The obligations set forth in paragraphs 6.3(a) and (b) above shall not restrict the Executive's right to invest in the securities (not to exceed 1% of the outstanding securities of any class) of any publicly-held corporation in the management of which the Executive does not participate.

            (d)   For purposes of Section 6.3(a), "Business of the Employer"
means the business of Employer as engaged in internet website provider from time to time during the term]
of this Agreement.

            6.4   Absence of Restrictions Upon Disclosure and Competition.

            (a)   The Executive hereby represents that, except as the Executive has disclosed in writing to the Employer on Exhibit A attached hereto, the
Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of the Executive's employment with the Employer or to refrain from competing, directly or indirectly, with the business of such previous employer or any other party.

            (b)   The Executive further represents that the Executive's
performance of all the terms of this Agreement and as an employee of the
Employer does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Executive in confidence or in trust prior to his employment with the Employer, and the
Executive will not disclose to the Employer or induce the Employer to use any confidential or proprietary information or material belonging to any previous employer or others.

            6.5   Other Obligations. The Executive acknowledges that the
Employer from time to time may have agreements with other persons or with the
U.S. Government or agencies thereof, which impose obligations or restrictions on the Employer regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Executive agrees to be bound by all such obligations and restrictions which are made known to the Executive and to take all action necessary to discharge the obligations of the Employer under such agreements.

            6.6   Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Section 6 (the
"Restrictive Covenants") would result in irreparable injury and damage for which money damages may not provide an adequate remedy. Therefore, if the Executive breaches any of the provisions of Section 6, the Employer shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Employer under law or in equity (including, without limitation, the recovery of damages) the right and remedy to have the
Restrictive Covenants specifically enforced (without posting bond and without the need to prove damages) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants.

      7.    Other Provisions.

            7.1   Severability. The Executive acknowledges and agrees that (i)
he has had an opportunity to seek advice of counsel in connection with this
Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the
Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

            7.2   Duration and Scope of Covenants. If any court or other
decision-maker of competent jurisdiction determines that any of the Executive's covenants contained in this Agreement, including, without limitation, any of the
Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

            7.3   Resolution of Differences Over Breaches of Agreement. The
parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof. If, despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Employer's internal review procedures, then such controversy or claim shall be resolved by binding arbitration before a single, mutually acceptable arbitrator under the rules of the Judicial Arbitration and Mediation
Service in Orange County, California and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If any contest or dispute shall arise between the Employer and the Executive regarding any provision of this Agreement, the prevailing party, as determined by the Arbitrator, shall be entitled to an award of all legal fees, costs, and expenses reasonably incurred in connection with such contest or dispute.

            7.4   Notices. All notices or deliveries authorized or required
pursuant to this Agreement shall be deemed to have been given when in writing and when (i) deposited in the U.S. mail, certified, return receipt requested, postage prepaid, or (ii) otherwise delivered by hand or by overnight delivery, against written receipt, by a common carrier or commercial courier or delivery service addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

     to the Employer:
DigitalPost Interactive, Inc.
                              4040 Barranca Parkway
Irvine, CA  92604

     to the Executive:
Mr. Steven Dong

                              4790 Irvine Blvd., #105-243
Irvine, CA  92620

            7.5   Entire Agreement. This Agreement, together with the Option
Agreement described in Section 3.3, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

            7.6   Waivers and Amendments. This Agreement may be amended,
superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

            7.7   GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN
ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

            7.8   Assignment. This Agreement, and the Executive's rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void. In the event of any sale, transfer or other disposition of all or substantially all of the Employer's assets or business, whether by merger, consolidation or otherwise, the Employer may assign this Agreement and its rights hereunder;
provided that such assignment shall not limit the Employer's liability under this Agreement to the Executive.

            7.9   Withholding. The Employer shall be entitled to withhold from any payments or deemed payments any amount of tax withholding required by law.

            7.10  Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

            7.11  Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

            7.12  Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 6, 7. 3, 7. 9 and 7.14, and the other provisions of this Section 7 (to the extent necessary to effectuate the survival of Sections 6, 7.3, 7.9 and 7.14), shall survive termination of this

Agreement and any termination of the Executive's employment hereunder.

            7.13  Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

            7.14  Indemnification; Directors and Officers Insurance. To the
fullest extent permitted by law, the Employer shall indemnify, defend and hold harmless the Executive from and against all actual or threatened actions, suits or proceedings, whether civil or criminal, administrative or investigative, together with all attorneys' fees and costs, fines, judgments or settlements imposed upon or incurred by the Executive in connection therewith, that arise from the Executive's employment by, or serving as an officer of, the Employer, so long as the Executive acted or refrained from acting legally and in good faith or reasonably believed that his actions or refraining from acting were legal and performed or omitted in good faith. Employer currently has directors and officers liability insurance and will use reasonable efforts to maintain such insurance coverage during the term of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written to this Executive Agreement.

EMPLOYER

DigitalPost Interactive, Inc.,

a Nevada corporation

By:
-------------------
Mike Sawtell, CEO, President and Director

EXECUTIVE

----------------------
Steven Dong